Kearny Financial Corp.
                             ----------------------
                                614 Kearny Avenue
                            Kearny, New Jersey 07032
                                 (201) 991-4100

Via Facsimile (202) 942-9530 and Edgar
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November 15, 2004

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Kearny Financial Corp.
                  Registration Statement on Form S-1
                  File No. 333-118815

Dear Sir or Madam:

         Kearny Financial Corp. (the "Company") hereby withdraws its request to have the above-referenced Registration Statement declared effective on Friday, November 12, 2004. The Company intends to file a further amendment to the above-referenced Registration Statement and will submit a new acceleration request at a future date.

                                                     Kearny Financial Corp.


                                                     By: John N. Hopkins
                                                         -----------------------
                                                         John N. Hopkins
                                                         President and
                                                         Chief Executive Officer






cc:  Tiffany A. Hasselman, Esq.